Exhibit 77Q3

The Board of Managers of Susa Registered Fund, L.L.C. approved a plan of distribution adopted pursuant to rule 12b-1 on February
24, 2016; however, no payments have been made pursuant to the plan because the Fund's multi-class structure has not yet implemented.